Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Announces Financial Results for the Thirteen Weeks Ended March 28, 2009

Warren, MI – April 23, 2009 — Universal Truckload Services, Inc. (NASDAQ: UACL) today announced financial results for the thirteen weeks ended March 28, 2009.

For the thirteen weeks ended March 28, 2009, operating revenues decreased 32.4%, or $55.1 million, to $115.0 million from $170.1 million for the thirteen weeks ended March 29, 2008. Included in operating revenues are fuel surcharges of $7.9 million and $19.3 million for the first quarters of 2009 and 2008, respectively. Net income decreased 95.8%, or $3.2 million, to $0.1 million, or $0.01 per basic and diluted share for the first quarter of 2009, from $3.3 million, or $0.21 per basic and diluted share, for the first quarter of 2008. Included in net income for the first quarter of 2009 were $0.5 million, or $0.03 per basic and diluted share, of after-tax charges for other-than-temporary impairments of marketable equity securities classified as available for sale.

Universal’s truckload revenue in the first quarter of 2009 decreased by 30.8% to $68.7 million from $99.2 million in the corresponding period of 2008. Included in truckload revenue in the first quarter of 2009 is $1.5 million of revenue from our second quarter 2008 acquisition. Brokerage revenue in the 1st quarter of 2009 decreased by 37.0% to $27.8 million from $44.1 million in the corresponding period of 2008. Included in brokerage revenue in the first quarter of 2009 is $0.3 million of revenue from our second quarter 2008 acquisition. Intermodal revenue in the first quarter of 2009 decreased by 30.8% to $18.6 million from $26.8 million in the corresponding period of 2008. Included in Intermodal revenue in the first quarter of 2009 is $0.6 million of revenue from our acquisitions completed in the first half of 2008.

In the first quarter of 2009, Universal purchased an additional 26,900 shares of its common stock for a total cost of $355 thousand. Universal has purchased a cumulative total of 142,000 shares of its common stock at a total cost of $2.1 million and is authorized to purchase an additional 658,000 shares of its common stock under the previously announced stock repurchase plan. Additionally, in the first quarter of 2009, the Company paid a special one-time cash dividend of $1.00 per share, or approximately $16.0 million, to stockholders of record on March 7, 2009.

“Despite the severity and duration of this economic downturn on our very broad customer base, our asset light model continues to provide positive operating results,” stated Universal’s President and CEO Don Cochran. “We will continue to focus on growth through strategic acquisitions and remain diligent in our cost control measures through these turbulent economic times.”

Universal Truckload Services, Inc. is primarily a non-asset based provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

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UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	March 28, 2009	March 29, 2008
Operating revenues:
Truckload	$68,715	$99,244
Brokerage	27,757	44,093
Intermodal	18,554	26,798

Total operating revenues	115,026	170,135

Operating expenses:
Purchased transportation	86,085	131,600
Commissions expense	7,602	10,566
Other operating expense	2,385	2,290
Selling, general, and administrative	11,841	12,691
Insurance and claims	3,782	5,545
Depreciation and amortization	2,562	2,232

Total operating expenses	114,257	164,924

Income from operations	769	5,211
Non operating income (expense)	(526)	233
Interest income (expense), net	(20)	20

Income before provision for income taxes	223	5,464
Provision for income taxes	84	2,120

Net income	$139	$3,344

Earnings per common share:
Basic	$0.01	$0.21
Diluted	$0.01	$0.21
Average common shares outstanding:
Basic	15,989	16,088
Diluted	15,989	16,088

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 28, 2009	December 31, 2008
Assets
Cash and cash equivalents	$6,653	$28,767
Marketable securities	9,153	8,808
Accounts receivable – net	56,248	70,590
Other current assets	12,002	9,948

Total current assets	84,056	118,113
Property and equipment – net	74,046	61,334
Other long-term assets – net	31,757	32,100

Total assets	$189,859	$211,547

Liabilities and shareholders’ equity
Total current liabilities	$35,972	$40,040
Total long-term liabilities	5,865	7,030

Total liabilities	41,837	47,070
Total shareholders’ equity	148,022	164,477

Total liabilities and shareholders’ equity	$189,859	$211,547

UNIVERSAL TRUCKLOAD SERVICES, INC.

Summary of Operating Data

(Unaudited)

	Thirteen Weeks Ended
	March 28, 2009	March 29, 2008
Average number of tractors provided by owner-operators
Truckload	2,751	2,770
Intermodal	723	880

Total	3,474	3,650

Truckload Revenues:
Average operating revenues per loaded mile (1)	$2.35	$2.63
Average operating revenues per loaded mile, excluding fuel surcharges (1)	$2.14	$2.23
Average operating revenues per load (1)	$957	$960
Average operating revenues per load, excluding fuel surcharges (1)	$870	$814
Average length of haul (1)(2)	406	365
Number of loads (1)	71,839	103,398

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$1.98	$2.16
Average operating revenues per load (1)	$1,117	$1,307
Average length of haul (1)(2)	563	606
Number of loads (1)	22,883	29,561

Intermodal Revenues:
Drayage (in thousands)	$16,550	$25,067
Depot (in thousands)	$2,004	$1,731

Total (in thousands)	$18,554	$26,798

Average operating revenues per loaded mile	$3.61	$4.74
Average operating revenues per loaded mile, excluding fuel surcharges	$3.23	$3.95
Average operating revenues per load	$288	$319
Average operating revenues per load, excluding fuel surcharges	$258	$266
Number of loads	57,422	78,665

(1)	Excludes operating data from CrossRoad Carriers, Inc. in order to improve the relevance of the statistical data related to our truckload and brokerage services and improve the comparability to our peer companies.
(2)	Average length of haul is computed using loaded miles.